EXHIBIT 99.1

                          EGLOBE ACQUIRES TELEKEY, LLC

                   ANTICIPATED REVENUES OF $6 MILLION IN 1999

WASHINGTON, Feb. 25 /PRNewswire/ -- eGlobe (Nasdaq: EGLO - news) today announced that it acquired TeleKey, LLC, for a combination of cash and stock. TeleKey is a company providing card based telecommunications services (calling, voice mail, fax, email) to travel organizations, particularly student travel organizations, which support visitors to the US and Canada. TeleKey's revenues are seasonal. For the 1998 fiscal year, TeleKey was profitable with positive cash flow. eGlobe expects TeleKey to add revenues of approximately $6 million to fiscal 1999 and positive cash flow in the third and fourth quarters.

Under the terms of the agreement, TeleKey shareholders received total cash consideration of $275,000 and preferred stock which is convertible, under certain circumstances, into two million shares of eGlobe common stock. The total number of common shares that will be received depends upon TeleKey meeting revenue and EBITDA performance targets over a two year period. If TeleKey meets its performance targets, its shareholders are guaranteed a conversion price between $2.50 and $4.00 per common share. Finally, eGlobe has assumed TeleKey indebtedness totaling $953,000.

Christopher Vizas, eGlobe's Chairman and CEO, said, "Beyond adding high margin business to eGlobe, this acquisition expands our management expertise in the card services business. In addition, we can leverage TeleKey's profitability through reduced transport costs realized through our recent acquisition of IDX. eGlobe will also be able to further its relationships with its carrier customers and partners around the world by offering them the TeleKey products."

TeleKey was founded in 1991. TeleKey's service features include 10 language voice prompts, 10 language written instructions, customizable cards and rates, credit card recharge, voicemail, fax store and forward and email delivery by fax.

eGlobe is a leading supplier of global enhanced telecommunications and information services, including Internet voice and fax, calling card services along with related validation, billing and payment systems, and other international Intranet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate the IDX and TeleKey acquisitions, complete software development and other new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.